Exhibit 10.10

August 25, 2005

Anthony Banta

Dear Anthony,

It gives me great pleasure to present you with this formal offer of employment with

Calix Networks, Inc. (“Calix”).

The position being offered to you is Director, Global Supply Chain Management reporting directly to Roger Weingarth, Vice President, Operations. Your starting base salary will be $5,384.62, paid bi-weekly, which equates to $140,000.00 annually, subject to applicable tax withholding. The agreed upon start date for your employment will be September 12, 2005.

Calix currently offers its employees a comprehensive benefits package that includes health and dental insurance, life insurance, retirement savings program (401K), vacation and holidays. You will be eligible to participate in these benefit programs to the same extent as similarly situated employees, subject to any eligibility criteria imposed by the plans. These benefits will be discussed in detail at orientation, which will be scheduled during the first week of your employment.

In addition to the compensation and benefits described above, Calix will grant you an option, subject to Board approval, to purchase up to 65,000 shares of the Company’s Common Stock, subject to the terms and conditions of the Calix 2002 Stock Plan.

It is important for you to know that your employment is at-will and Calix does not guarantee your employment for any specific period of time. Both you and Calix have the choice of ending your employment at any time, for any reason, with or without notice, and without further obligation or liability. The policy of employment at-will cannot be amended or altered, except by a written agreement that is signed by you and the President of Calix.

The terms and conditions set forth in this offer letter contain the entire agreement between Calix and you with regard to your employment and supersede any other agreements, whether written or oral, with regard to the subject of your employment. This agreement cannot be modified except in a written agreement between you and the Company. This agreement and any amendments thereto shall be governed in accordance with the laws of the State of California.

If you wish to discuss any of the details of these conditions or any aspect of your employment, please contact me at (707) 766-3000. I am enclosing a copy of this letter for your personal records and would appreciate your returning the original to me with your signature of acceptance.

As a condition of employment, you must provide Calix Networks, Inc., within three days after commencement of employment, proof of employment eligibility. Such proof is required for the completion of Form I-9 (Employment Eligibility Verification). A list of acceptable documents for proof of employment is attached. Please review this list bring the appropriate document(s) with you on your start date.

This offer of employment is contingent upon your eligibility to work in the United States and the verification of the information presented in your job application, resume, and interviews. It is also contingent upon your signing of the Employee Confidential Information and Invention Assignment Agreement, as well as our receipt of your written acceptance not later than the close of business, local California time, September 1, 2005.

Sincerely,

/s/ Tish Rutledge for Carl Russo

Carl Russo

President and CEO

Enclosure: Employee Assignment and Confidentiality Agreement

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Anthony Banta	8/25/05
Anthony Banta	Date